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                                 IRA ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                                   64111-2466

The following provisions apply to a Contract which is issued as an Individual Retirement Annuity under Internal Revenue Code (Code) Section 408(b). This Endorsement forms a part of the Contract to which it is attached and is effective as of the date of the Contract unless otherwise indicated in writing by the Company. In the case of a conflict with any provision in the Contract the provisions of this Endorsement will control.

The Contract is amended as follows:

     1. The Owner and Annuitant shall be the same individual. There shall not be a Joint Owner.

     2.   The interest of the Owner under the Contract is nonforfeitable.

     3. The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

     4. The Contract is established for the exclusive benefit of the Owner and his or her Beneficiary(ies).

     5. Except in the case of a rollover contribution (as permitted by Code Sections 402(c),403(a)(4), 403(b)(8), or 408(d)(3)), or a contribution made in  accordance  with the terms of a Simplified  Employee  Pension
          (SEP) as described in Code Section 408(k), contributions shall not exceed $2,000 for any taxable year. All Purchase Payments must be in cash.

     6. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

     7. (a) Distributions under the Contract must commence to be distributed no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (required beginning date) over:

               (i) the life of the Owner, or the lives of the Owner and his or her designated Beneficiary; or

               (ii) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor life expectancy of the Owner and his or her Beneficiary.

          (b) If required distributions are to be made under an Annuity Option in the Contract then all distributions made hereunder shall be made in accordance with the requirements of Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of Code Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancy for distributions under an Annuity Option in the Contract may not be recalculated.

          (c) If required distributions are not made under an Annuity Option in the Contract then the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the individual's benefit by the lesser of (i) the applicable life expectancy or (ii) if the individual's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

               Distributions after the death of the individual shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations Section 1.401(a)(9)-2. Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the individual and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

          (d) An Owner shall be permitted to withdraw the required distribution in any year from another individual retirement account or annuity maintained for the benefit of the Owner in accordance with Notice 88-38. The Owner shall be responsible in such instance for determining whether the minimum distribution requirements are met, and the Company shall have no responsibility for such determination.

     8.   Upon the death of the Owner:

          (a) If the Owner dies after distribution of benefits has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

          (b) If the Owner dies before distribution of benefits commences, the entire amount payable to the Beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of Owner's death except to the extent that an election is made to receive distributions in accordance with (i), (ii) or (iii) below:

               (i) if any portion of the Contract proceeds is payable to a Beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the Beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Owner died;

               (ii) if the  Beneficiary  is the Owner's  surviving  spouse,  and benefits are to be distributed in accordance with (1) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the Owner died or (b) December 31 of the calendar year in which the Owner would have attained age 70 1/2.; or

               (iii)if the  Beneficiary  is the Owner's  surviving  spouse,  the spouse may treat the Contract as his or her own IRA. The election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract or fails to elect any of the above provisions.

          Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an Annuity Option may not be recalculated.

          Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Income Tax Regulations.

     9. Separate records will be maintained for the interest of each Owner and the Company will furnish an annual calendar year report concerning the status of the Contract.

All other terms and conditions of the Contract remain unchanged.

Fidelity Security Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.


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                Secretary                                  President